Delisting Determination, The Nasdaq Stock Market, LLC, July 15,2025
SRIVARU Holding Limited.
The Nasdaq Stock Market LLC (The Exchange ) has determined to remove from listing the securities of SRIVARU Holding Limited effective at the opening of the trading session on January 22, 2025.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5450(a)(1).
The Company was notified of the Staff determination on July 24, 2025.
On July 31, 2025, the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel
(Panel) pursuant to Listing Rule 5815.
On September 9, 2024, the hearing was held. On September 18, 2024, the Panel reached a decision and a Decision letter was issued on September 18, 2024. On January 17, 2025, the Panel reached a decision and decided to suspend the Company from the Exchange. The Company securities were suspended on January 22, 2025. The Staff determination to delist the Company securities became final on January 22, 2025.